Exhibit 5





                        December 2, 1994



Merry-Go-Round Enterprises, Inc.
3300 Fashion Way
Joppa, MD  21085

Ladies and Gentlemen:

         We have acted as counsel for Merry-Go-Round
Enterprises, Inc. (the "Company") in connection with a registration statement on Form S-8 being filed with the Securities and Exchange Commission (the "Registration
Statement"), registering 1,700,000 shares of Common Stock (par value $.01 per share) of the Company (the "Shares") for issuance and sale pursuant to the Company's 1989 Long Term
Incentive Plan (the "Plan").

         We have examined the Company's Charter, its By-laws, the Registration Statement, the Plan and such records of the Company as we have deemed to be necessary to render the opinion set forth herein.

         Based on such examination, we are of the opinion that:

         1. The Company is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

         2. The Shares have been duly authorized for issuance and when sold, issued and paid for as contemplated in the Registration Statement, will have been validly issued and will be fully paid and nonassessable shares of Common Stock of the Company under the laws of the State of Maryland.

         We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein.

                                  Very truly yours,


                                  VENABLE, BAETJER AND HOWARD